UNITED STATES
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RITE AID CORPORATION
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The following information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	our high level of indebtedness;

•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

•	our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

•	our ability to hire and retain pharmacists and other store personnel;

•	our ability to open or relocate stores according to our real estate development program;

•	the outcomes of pending lawsuits and governmental investigations;

•	competitive pricing pressures and continued consolidation of the drugstore industry; and

•	the efforts of third-party payors to reduce prescription drug reimbursements and encourage mail order, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital, and our relationships with our suppliers.

We undertake no obligation to revise the forward-looking statements included in the following information to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects" included in the Company's Annual Report on Form 10-K for the fiscal year ended February 26, 2005.

To Our Stockholders, Customers and Associates:

Fiscal 2005 was definitely a challenging year for Rite Aid.

Yes, we delivered a second consecutive profitable year. Revenues increased to $16.8 billion compared to $16.6 billion the year before. We reported net income of $302.5 million, or $.47 per diluted share, including a tax benefit of $179.5 million or $.32 per diluted share, compared to net income of $83.4 million or $.11 per diluted share last year.

Yet our adjusted EBITDA was flat as sales, particularly in the pharmacy, slowed during the second half of the year. Challenges in the marketplace, especially the increased use of mail order for prescription delivery, negatively impacted our business. Hurting our pharmacy sales the most was the switch by the United Auto Workers to a mandatory mail policy, which affected nearly one third of our stores.

Despite those challenges, we took many positive steps during fiscal 2005 to take advantage of the growth opportunity we see ahead for pharmacy and for Rite Aid.

Our balance sheet grew stronger as we reduced debt from $3.9 billion to $3.3 billion and extended maturities on the majority of our long term debt to 2009 and beyond. The repricing of a substantial portion of our debt lowered our interest expense, which will provide more capital to invest in our business.

We unveiled a great new customer-friendly Rite Aid store design that showcases our pharmacy and added 25 new and relocated stores as our new store development program got underway. Customers who experience the new store prototype say it encourages them to shop Rite Aid more often and purchase more items. The beauty of the new design is that it will work well for both remodels and new builds as we ramp up our store development to meet our goal of opening 800 to 1,000 new and relocated stores over the next five years.

We completed the chainwide rollout of new pharmacy technology designed to more efficiently fill prescriptions, enhance quality assurance and position pharmacists to more easily counsel patients. We believe our new state-of-the-art NexGen pharmacy dispensing system will help improve service in our pharmacies and already have plans for enhancements so our pharmacists have even more tools to help their patients. And our 100 percent e-prescribing capability will make it easy for doctors to use this faster and more accurate electronic way to send prescriptions to any Rite Aid.

We implemented a new customer satisfaction tracking system in all of our stores so we can measure how customers feel about shopping at Rite Aid, asking them to rate us on 30 different attributes that drive customer choice of a drugstore. Improving customer satisfaction in our pharmacies is our top priority, and we now have information on what and where we need to improve.

And we completed a strategic review and updated Rite Aid's five-year strategic plan, taking into account the competitive situation and the current and projected environment for the drugstore industry. Our plan focuses on delivering a "best in class" personalized neighborhood drugstore experience, concentrates store growth where it will be most profitable and capitalizes on the unique health and wellness proposition of a drugstore.

Here are the key initiatives that support our strategic plan:

We will acquire new pharmacy customers and grow our prescriptions:

We developed a business plan to compete with mail order, recently announcing that Rite Aid will provide pharmacy benefit management (PBM) services to employers, health plans and insurance companies. Our new PBM allows us to offer managed care programs, a 90-day prescription at retail alternative to mail so we can keep driving business into our stores and gives us more options when negotiating with managed care plans for additional business. We've already started marketing PBM services, and our full national sales and marketing force will be in place by Fall.

We are testing Rite Care, a medication therapy management program with the University of Pittsburgh where our pharmacists partner with physicians to care for patients who take many prescriptions to control chronic diseases. We are paid a fee for these services, and our goal is to use the program as a model to show managed care providers how paying community pharmacy for medication therapy management can improve workforce productivity and save on health care costs long term. This partnership with the University of Pittsburgh and preventive services like the immunizations many of our pharmacies now provide showcase the increasingly important role retail pharmacy plays in health care delivery.

We'll continue to build our new "Living More" senior discount loyalty program, which we launched in February and already has more than one million members. By getting more seniors to shop at Rite Aid now, we can take quicker advantage of the new Medicare prescription drug benefit that starts next January and presents significant opportunities to impact pharmacy sales. And we're building partnerships with managed care companies likely to be chosen to administer the new drug plan. Our aggressive program to buy prescription files from independent pharmacies continues, and we've increased our goal for purchases this year.

We'll concentrate our real estate investments in geographies where we profitably compete:

We plan to increase our capital expenditures by more than 80 per cent this year, and most of it will be spent on 80 new and relocated stores and 200 remodels. Our development will be in existing key strategic markets, which we believe will deliver a faster return on investment than entering new markets and help protect our market share from the competitions' new store growth. Our new store development program will substantially ramp up each year over the next five years, and we'll continue to evaluate acquisition opportunities as they become available.

We'll develop marketing and merchandising programs to support our health and wellness positioning:

Research shows that as they age, customers increasingly turn to their pharmacist as an expert on health and wellness, and year after year "pharmacist" ranks near the top of the list of the most trusted professions. We plan to capitalize on this relationship to differentiate Rite Aid as the place customers go to maintain their health and improve the quality of their lives. Our goal is to provide a one-stop-shop for products, services and information that help our customers take more control of their well-being.

Our Health Condition Management Program will help us do that. It started with our very successful Diabetes Initiative, which promotes our pharmacists' expertise on managing and screening for the disease. This year we'll add other health and wellness programs, covering subjects like allergies, vitamins and nutrition and heart health. Our "Living More" newsletter with health care advice for seniors, the health care information kiosks in our new store design and the Rite Aid Health and Beauty Expos we host in major markets are all part of our commitment to our customer's well-being.

Our plan is to focus on all aspects of wellness that contribute to a healthy lifestyle. As a result, we will leverage our core health and beauty equities that support our health and wellness vision with pharmacist-endorsed over-the-counter product displays and with new categories that focus on men's grooming, spa products and skin care. And we'll increase our GNC vitamin departments, adding them to 300 more of our stores over the next three years, and develop additional private brand products as we further integrate healthcare beyond the pharmacy.

We'll focus on associates to ensure consistent delivery of a personal store experience:

Superior customer service starts with our associates, and continuous improvement in the pharmacy customer experience is our number one focus. We recently added to our pharmacy field management staff to give our supervisors more time in fewer stores to make sure we deliver on our "With Us, It's Personal" promise to our patients. Because our new dispensing system tracks actual wait times and other critical performance measures, we can pinpoint service problems more easily and fix them faster. And thanks to our new customer satisfaction tracking system, we are able to further demonstrate how critical this mission is by adding customer satisfaction improvement goals to our store, field management and corporate bonus plans.

We'll intensify our recruiting efforts and training programs that improve the quality, knowledge and service of our associates. That includes stepping up our fast-track store management program and increasing the number of pharmacy interns we hire each year. Our strong partnerships with pharmacy schools provide Rite Aid with some of the best talent out there.

We're focusing on training that will help our pharmacies deliver "best in class" customer service. Thanks to the additional capabilities of our new NexGen pharmacy system, we are able to consistently update our pharmacists about new medications, regulations and managed care programs and expand our computer-based training programs. This makes it easier for our pharmacists to meet customer expectations. A good example is the education program on the new Medicare prescription drug benefit we'll roll out this summer so our pharmacists can assist seniors with making more informed decisions when enrollment begins in November. Our new computer-based pharmacy technician training will provide our pharmacists and their patients with the most skilled assistance.

Because our associates are on the front line with customers every day, we ask them to tell us how we can help them help our customers through quarterly regional associate and pharmacist advisory panels and our Associate Attitude Survey. This information will not only help us take better care of our customers, it will also help us reach our goal of being the "employer of choice" in the drugstore industry. As will our continued emphasis on promoting a culture that recognizes, appreciates, praises and treats our associates respectfully (which we define by the acronym RAPTAR) because we know they are the most critical elements to our success.

And we'll optimize our technology and supply chain to enhance customer service:

In concert with our goal to deliver the best overall pharmacy experience, we are using process improvement tools and Six Sigma methodology to examine all aspects of how we fill prescriptions, from workflow to pharmacist capacity for face time with patients to backstage support. We'll continue to use technology to provide support for our pharmacy associates and give our customers a higher level of service. This includes adding the latest enhancements to our 900 robotic counting devices, improving pharmacy replenishment and developing central processing and central fill capability.

Going forward, we are optimistic about the business opportunity for Rite Aid and are positioning our business for the growth we see ahead. The prescription sales growth rate is expected to be in the high single digits each year over the next five years as the population ages, drugmakers boost their spending to develop new medications and biotech firms work on the next generation of life-saving drugs. A significant number of new generics are expected to come to market near-term, making prescriptions more affordable for all patients. The role the pharmacist can play in reducing long-term health care costs is just starting to gain traction. And while it's still too early to tell just how much the new Medicare drug benefit that goes into effect next January will affect our business, we're taking steps to capture more than our fair share of the estimated $720 billion the government will spend on prescription drugs for seniors over the next ten years.

While fiscal 2005 was a challenging year in terms of financial performance and we are disappointed with our results, it was a successful year in terms of strategy. We started a PBM that can provide a low-cost retail alternative to mail when we saw how much mandatory mail programs hurt our business the second half of last year. We increased our focus on customer satisfaction and set tough goals for attaining high ratings from our customers because we believe this will have the greatest impact on growing our pharmacy business. We've significantly increased our capital expenditures for new store growth and remodels. And we laid out a vision to substantially strengthen our competitive position and guide us in the future.

We thank our talented and dedicated associates for their hard work this past year and their commitment to our strategy and our vision. We thank our suppliers for being great partners, especially those who serve on our supplier advisory boards. We thank our customers for their loyalty and pledge we will continue to work to make their shopping experience at Rite Aid "best in class."

We thank our Board of Directors for their valuable advice and welcome Dr. Michael Friedman and Philip Satre who joined our Board this year. They each bring a wealth of experience and expertise to our board, and we appreciate their desire to help guide Rite Aid into the future.

And we thank our stockholders for their patience and continued support. We commit to you that we will continue to work with the highest of integrity on your behalf. While it will take some time to get our sales back on track, we are focused on the right priorities and believe we have the right strategy to increase our market share and deliver long-term stockholder value.

Robert G. Miller Chairman	Mary Sammons President and Chief Executive Officer